EXHIBIT 10.22

Compromise Agreement

Osmetech plc

and

James White

Without Prejudice

Subject to Contract

10 August 2009

THIS AGREEMENT is made on        10        August 2009

BETWEEN:

(1)	OSMETECH PLC whose registered office is c/o Ashurst LLP, Broadwalk House, 5 Appold Street, London EC2A 2HA (the “Company”); and

(2)	JAMES WHITE whose address is 153 Washington Street, Duxbury MA02332, USA (the “Executive”).

RECITALS

(A)	The Executive was employed by the Company under the terms of a service agreement dated 13 October 1999 made between the Executive and Osmetech plc (the “Service Agreement”).

(B)	The Company is entering into this agreement without any admission of liability for itself and as agent for all its Group Companies and is duly authorised on their behalf.

(C)	The Executive has received independent legal advice from a qualified lawyer as to the terms and effect of this agreement (to the extent that it relates to the law of England and Wales) and is aware that he has those potential claims against the Company which are listed and have been raised in clause 8.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

In this agreement the following terms shall have the meanings set out below:

“Group Company” means the Company, its holding company (as defined in section 1159 of the Companies Act 2006) or any subsidiary undertaking (as defined in section 1162 of the Companies Act 2006 ) or associated company (as defined in sections 416 et seq. of the Income and Corporation Taxes Act 1988) of the Company or the Company’s holding company including any of their predecessors, successors or assigns or any company which is designated at any time a Group Company by the directors of the board of the Company or any holding company and any firm, company, corporate or other organisation that:

(a)	is directly or indirectly controlled by the Company;

(b)	directly or indirectly controls the Company; or

(c)	is directly or indirectly controlled by a third party who also directly or indirectly controls the Company.

“HMRC” means Her Majesty’s Revenue & Customs and, where relevant, any predecessor or successor body which carried out or carries out part of its functions;

“Options” means options to acquire ordinary shares in the capital of the Company; and

“Termination Date” means 7 August 2009.

2.	TERMINATION OF EMPLOYMENT

2.1

The Executive accepts and confirms the termination of his employment with the Company and any Group Companies with effect from the Termination Date and his Service Agreement shall have no further effect thereafter save for clauses 14, 15, 16, 17 and 19.2 to 19.6 of the Service Agreement which are intended to, and which the Executive agrees do, survive termination. For the avoidance of doubt, the Executive is hereby specifically released from clause 19.1 of the Service Agreement. Except as otherwise provided for in this agreement, all benefits extended to the Executive and salary payments, including, but not limited to, pension contributions will cease with effect from the Termination Date.

2.2	The Executive shall receive his salary at the current rate and contractual benefits up to and including the Termination Date according to the normal payroll practices of the Company but not, for the avoidance of doubt, any payments in respect of bonus or commission and there is no payment due or owing in respect of accrued but unused holiday entitlement.

2.3	The sums detailed at clause 2.2 will be subject to any relevant tax, withholdings and statutory deductions in the US and UK, as applicable.

3.	OFFICE AND SHAREHOLDINGS

3.1	The Executive:

(a)	warrants he resigned from his directorship with the Company and from all other offices which he held with the Company or any other Group Companies on 16 July 2009;

(b)	warrants that he does not hold any trusteeships;

(c)	warrants that he does not hold any qualifying or nominee shareholdings as a result of his employment by the Company; and

(d)	shall execute such further documents and do such further things (at the cost of the Company) as may in the opinion of the Company be necessary in order to give full effect to clauses 3.1(a) to (c) above.

4.	SHARE OPTIONS

4.1	The Executive holds outstanding Options granted to him under the following agreements:

(a)	Deed of Grant of Options (Replacement LTIP awards) (the “Replacement LTIP”) dated 2 September 2005;

(b)	Deed of Grant of Option (LTIP Award) (the “LTIP”) dated 2 September 2005; and

(c)	Option Agreement (Replacement EMI options) (the “Replacement EMI Agreement”) dated 10 July 2009 (effective 5 December 2008).

4.2	Options granted under the Replacement LTIP have, pursuant to the determination of the Remuneration Committee of the Company on 10 July 2009, vested in full and may be exercised, in accordance with and subject to the terms of the Replacement LTIP, until the expiry of the period of six months from the Termination Date, on which date they shall lapse and cease to be exercisable.

4.3	Options granted under the LTIP (pursuant to the determination of the Remuneration Committee of the Company on 10 July 2009) have not vested and shall lapse and cease to be exercisable on the Termination Date, in accordance with the terms of the LTIP.

4.4	Options granted under the Replacement EMI Agreement shall, in accordance with and subject to the terms of the Replacement EMI Agreement, be exercisable (on the basis that the Executive is a “specified employee” of the Company within the meaning of Section 409A of the United States Internal Revenue Code of 1986) from the six-month anniversary of the Termination Date until the expiry of the calendar year in which such anniversary occurs, at which point the Options shall lapse and cease to be exercisable.

5.	TERMINATION PAYMENT

5.1	Subject to clause 7 below, by way of compensation for loss of office and the termination of the Executive’s employment, the Company shall pay to the Executive:

(a)	the sum of £10,000 (TEN THOUSAND UK POUNDS) in lieu of notice (the “UK Notice Payment”). This sum shall be paid within fourteen days following the date on which the Company receives a copy of this agreement executed by the Executive and the letter in schedule 2 signed by his adviser, which must be returned to the Company by 10 August 2009; and

(b)	the sum of $473,351 (FOUR HUNDRED AND SEVENTY THREE THOUSAND THREE HUNDRED AND FIFTY ONE US DOLLARS) (the “US Notice Payment”). This sum shall be paid within fourteen days following the date on which the Company receives a copy of this agreement executed by the Executive and the letter in schedule 2 signed by his adviser, which must be returned to the Company by 10 August 2009;

(c)	the sum of $169,156 (ONE HUNDRED AND SIXTY NINE THOUSAND ONE HUNDRED AND FIFTY SIX US DOLLARS) (the “Pension Payment”). This sum shall be paid directly to the Executive within fourteen days following the date on which the Company receives a copy of this agreement executed by the Executive and the letter in schedule 2 signed by his adviser, which must be returned to the Company by 10 August 2009;

(d)	any payment to the Executive under this Agreement that constitutes nonqualified deferred compensation under Section 409A payable as a result of a termination of employment may only be paid upon a “separation from service” under Section 409A(a)(2)(A)(i) of the Code. For the purposes of clarification, the foregoing sentence shall not cause any forfeiture of benefits on the part of the Executive, but shall only act as a delay until such time as a “separation from service” occurs. Notwithstanding the foregoing, if any amount to be paid to the Executive pursuant to this Agreement as a result of his termination of employment is subject to Section 409A, and if the Employee is a “Specified Employee” under Section 409A as of the date of his termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by the Company to the Executive hereunder during the first six (6) month period following the date of a termination hereunder shall be paid on the date which is the first business date following the six-month anniversary of the Executive’s termination of employment for any reason other than death.

5.2	The payment detailed at clause 5.1(a) will be subject to any relevant UK tax and UK national insurance contributions.

5.3	The US Notice Payment and Pension Payment will be made subject to withholdings and deductions for relevant US taxes and any other US statutory deductions and taxes that may apply to such payments (as will any other payment which is so taxable which the Executive receives in connection with his termination).

6.	BENEFITS

6.1	Subject to the Executive’s compliance in full with his obligations as set out in this agreement (and provided the Executive has returned to the Company a copy of this agreement signed by him and the letter in schedule 2 signed by the adviser, which must be returned to the Company by 10 August 2009, the Company shall:

(a)	contribute up to £6,000 plus VAT but inclusive of any disbursements towards the reasonable legal fees incurred by the Executive in obtaining advice only in respect of the termination of his employment. This payment shall be made directly to his legal advisers following receipt of their invoice addressed to the Executive but marked payable by the Company in accordance with the HMRC extra-statutory concession A81;

(b)	continue to pay the premiums under the US Healthcare Plan, upon the Executive’s valid election of COBRA in accordance with the terms of the Plan, until 7 August 2010 on the terms currently available to him and subject to the rules of the relevant scheme and the terms of any related policy of insurance as amended from time to time. The Executive will be responsible for any tax or social security contributions due in respect of this; and

(c)	continue the Executive’s long term and short term disability and group life insurance until 7 August 2010 on the terms currently available to him and subject to the rules of the relevant scheme and the terms of any related policy of insurance as amended from time to time; and

(d)	further to any reasonable request by a prospective employer or employment agency provide a written reference with respect to the Executive’s employment with the Company in terms of the pro forma reference at schedule 1 and will deal with any reasonable oral enquiries in a manner consistent with the reference (subject in each case to such amendment as may be necessary to reflect any material information which may subsequently come to the attention of the Company and subject in every case to the Company’s overriding legal duties and obligations owed to prospective employers). Whilst any such reference will be given in confidence and good faith, neither the Company nor its officers or employees will be responsible or liable to the Executive, the recipient of the reference or any third party for any errors, omissions or inaccuracies in the information it contains or for any loss or damage that may result from it. The Company reserves the right to make such disclosures as required by law or to comply with regulatory requirements, even if this means straying from the reference within schedule 1.

7.	CONDITION PRECEDENT

7.1	The payments and benefits referred to in clauses 4.1 and 6 above (the “Settlement”) shall be subject to:

(a)	receipt by the Company of a copy of this agreement signed by the Executive and the letter in schedule 2 signed by his adviser, which must be returned to the Company by 10 August 2009; and

(b)	the Executive’s compliance in full with his obligations as set out in this agreement including for the avoidance of doubt his obligations at clause 8 below.

8.	WAIVER OF CLAIMS

8.1	The Executive agrees that he has carefully considered all the facts and circumstances relating to his office and employment and their termination and accepts the Settlement and other terms of this agreement in full and final settlement of:

(a)	the following particular claims or complaints against any Group Company and/or any of their employees, officers, shareholders, agents or consultants:

(i)	all claims for damages for breach of contract;

(ii)	unfair dismissal claims under the Employment Rights Act 1996;

(iii)	claims in relation to redundancy under the Employment Rights Act 1996;

(iv)	claims for unlawful deductions from wages under the Employment Rights Act 1996;

(v)	claims in relation to the right to be accompanied under the Employment Relations Act 1999 (as amended);

(vi)	claims relating to personal or industrial injury including without limitation any stress related claim of which the Executive is aware at the date of entering into this agreement;

(b)	the following additional claims against any Group Company and/or any of their employees, officers, agents or consultants:

(i)	equal pay claims under the Equal Pay Act 1970;

(ii)	claims for discrimination or victimisation on the grounds of:

(A)	sex under the Sex Discrimination Act 1975;

(B)	marital status/civil partnership under the Sex Discrimination Act 1975, or the Employment Equality (Sexual Orientation) Regulations 2003, as amended;

(C)	race under the Race Relations Act 1976;

(D)	national or ethnic origins under the Race Relations Act 1976;

(E)	disability under the Disability Discrimination Act 1995;

(F)	trade-union membership under the Trade Union and Labour Relations (Consolidation) Act 1992;

(G)	religion or belief under the Employment Equality (Religion or Belief) Regulations 2003;

(H)	sexual orientation under the Employment Equality (Sexual Orientation) Regulations 2003;

(I)	age under the Employment Equality (Age) Regulations 2006;

(J)	part-time status under the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2006;

(K)	fixed-term status under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(iii)	claims under the Working Time Regulations 1998;

(iv)	claims under the Trade Union and Labour Relations (Consolidation) Act 1992;

(v)	claims arising under the Information and Consultation of Employees Regulations 2004;

(vi)	claims in relation to European works councils arising under the Transnational Information and Consultation of Employees Regulations 1999;

(vii)	claims in relation to requests for flexible working arising under the Employment Rights Act 1996, the Flexible Working (Eligibility, Complaints and Remedies) Regulations 2002 or Flexible Working (Procedural Requirements) Regulations 2002;

(viii)	claims for harassment under the Protection from Harassment Act 1997;

(ix)	claims that he has been dismissed or has otherwise suffered a detriment for making a qualifying and protected disclosure for the purposes of section 47B of the Employment Rights Act 1996;

(x)	claims in relation to the failure to provide written particulars of employment under section 1 of the Employment Rights Act 1996 (as amended); and

(xi)	a claim for compensation under section 13 of the Data Protection Act 1998;

(c)	any other claims, charge, complaint, and rights of action for any alleged action or circumstance arising from the beginning of time through the date on which he executes this Agreement, whether known or unknown by him (whether under contract, common law, statute, tort, U.S. federal, state and/or local law, European Union law or otherwise) whether in the United Kingdom, United States of America or any other country or jurisdiction elsewhere in the world and whether contemplated or not which he has or may have against any Group Company (including, but not limited to, any of their predecessors, successors or assigns) or their employees, officers, agents or consultants arising out of his employment or its termination or his directorships or any office held by him by virtue of his employment or past directorships or their termination or the loss of any such office and any other matter whatsoever and he irrevocably waives any such claims or rights of action which he now has or may become aware of hereafter and will refrain from instructing or continuing and will forthwith withdraw any legal proceedings or complaint before or to an employment tribunal or court. The Company and the Executive both acknowledge that there are or may be claims and rights which are not contemplated (whether on the facts known to the parties or on the law as it is known) at the date of this agreement by the parties or either of them but that the waiver contained in this paragraph waives and releases any and all such claims and rights. Nothing herein shall prohibit him from providing truthful testimony in any legal proceeding, communicating with any governmental agency or representative, or making any truthful disclosure required or permitted under US law, provided, however, that he will use his best efforts to ensure that this section is complied with to the extent possible. In addition, nothing in this Agreement shall bar or prohibit him from contacting, seeking assistance from or participating in any proceeding before any US federal or state administrative agency to the extent permitted by applicable US federal, state and/or local law. However, he nevertheless will be prohibited to the fullest extent authorised by law from obtaining monetary damages in any agency proceeding in which he does so participate. Nothing in this agreement shall prevent the Executive from enforcing the terms of this agreement or any claims that may not be waived in law.

9.	WARRANTY

9.1	The Executive warrants that:

(a)	he has no claims against any Group Company or their employees or officers other than those set out in clauses 8.1(a), (b) and (c);

(b)	to the extent that the Executive has or may have any such complaints referred to in clause 8 above, these have been asserted by him or his Legal Adviser on his behalf to the Company prior to the date of this agreement. This agreement and the waiver and release in clause 8 expressly relate to each and every one of those complaints;

(c)	he is not aware of any actual or potential personal injury claims against the Company or any Group Company at the date of this agreement;

(d)	he has not and will not commence any legal or arbitration proceedings of any nature against the Company or any Group Company in any jurisdiction in relation to his employment with the Company or any Group Company, the termination of such employment, any offices held with the Company, the termination of any such offices or otherwise except as permitted herein, nor will he accept the benefit of any lawsuits or claims of any kind brought on his behalf against the Company or any Group Company;

(e)	he has not committed any breach of duty (including fiduciary duty) owed to the Company or any Group Company. For the avoidance of doubt, this agreement shall not have the effect of releasing the Executive from any liability owed to the Company or any Group Company, whether as an officer or employee;

(f)	he has not done or omitted to do any act which:

(i)	had the Company been aware of it, would have entitled the Company to dismiss him summarily without notice or compensation;

(ii)	had it been done after the Termination Date would be in breach of this agreement;

(g)	he has made a full and frank disclosure to the Company of all matters which might reasonably affect the willingness of the Company to enter into this agreement or pay the Settlement or any part of it;

(h)	he shall not hold himself out or conduct himself as an employee or director of the Company or any Group Company after the Termination Date; and

(i)	except as set out in this agreement, there are no sums owed to him or any arrangements under which a sum could become due by the Company or any Group Company to him including any payments under any bonus, incentive, commission, share option, pension, deferred salary arrangement or similar scheme and that neither the Company nor any Group Company nor the trustees of any such scheme is or shall be liable to make any payment or provide him with any shares or other benefits under any such scheme.

9.2	The Executive acknowledges that the Company is relying on the warranties in this agreement including at clause 9.1 above in entering into this agreement.

10.	TAX INDEMNITY

The deductions for tax and other statutory deductions made from the Settlement by the Company are in accordance with the Company’s current understanding of the tax regime. However the Company gives no warranty as to whether any income tax or excise tax, including with respect to Section 409A, or employee national insurance contributions (or any national equivalent) are payable in respect of any payments made or benefits made available to the Executive pursuant to the terms of this agreement, the Service Agreement, the Option Agreement and any other agreement related to the Executive’s employment with the Company. The Executive agrees to be solely responsible for the payment of any further tax of any nature and other statutory deductions (including for the avoidance of doubt employee national insurance or other equivalent social security contributions) (whether the same are payable in the United Kingdom, United States of America or elsewhere) in respect of all and any part of the Settlement and to indemnify each and every Group Company (and to keep each and every Group Company indemnified on a continuing basis) against all and any liabilities to such taxation or statutory deductions (including any interest, fines, penalties, surcharges, costs and expenses) which they may incur in respect of or by reason of all and any part of the Settlement.

11.	COMPANY PROPERTY

The Executive warrants that he shall within 7 days of the date of this agreement return to the Company in good condition and without modification all documents, software, books, credit or charge cards and any other property including all copies thereof belonging to or relating to the business or affairs of any of the Group Companies or any officer, employee, shareholder, customer, supplier or agent of the Company or any Group Company, that he has not downloaded any information or software belonging to any Group Company, that he has disclosed any passwords or computer access codes relevant to the business of any Group Company and he undertakes to return to the Company forthwith any such property which may come into his possession or control in the future.

12.	CONFIDENTIAL INFORMATION

12.1	Without prejudice to the Executive’s common law and contractual obligations, he hereby undertakes that he has not, directly or indirectly, used or disclosed or caused to be disclosed and he will not at any time directly or indirectly use or disclose or cause to be disclosed to any person, company, firm, individual or organisation (except with the agreement of the Company or as required by law) any trade secret or confidential information belonging or relating to any Group Company which he obtained during his employment with any such companies including but not limited to details of actual and potential customers, suppliers, trade agents, arrangements, discounts or terms of business and the existence or terms of this agreement, nor directly or indirectly made or published or caused to be made or published and he will not at any time directly or indirectly make or publish or cause to be made or published any statement about the circumstances leading up to the termination of the Executive’s employment with the Company or any Group Company and his resignation as a director/officer of the Company or any Group Company.

12.2	This clause shall not apply to any such information which comes into the public domain as a result of a disclosure required by law or a protected disclosure under the Public Interest Disclosure Act 1998 or by some means other than an unauthorised disclosure by the Executive or the disclosure of the existence or terms of this agreement to the Executive’s professional advisers who require the information for the purposes of giving advice or to his partner provided always that disclosure to the Executive’s professional advisers or partner shall be on terms that they agree to keep the same confidential.

13.	INDEPENDENT LEGAL ADVICE

13.1	The Executive warrants that:

(a)	having received independent legal advice from Kim Roberts of Nabarro LLP, a qualified lawyer, he has raised all and any claims, complaints or potential proceedings that he may have arising out of the termination of his employment on the Termination Date, namely those claims listed in clause 8.1(a), (b) and (c) save in respect of any claims referred to in clause 8.1(c) which may be brought outside of the jurisdiction of England and Wales;

(b)

he has received independent legal advice from Kim Roberts as to the terms and effect of this agreement (save in respect of those clauses which do not relate to the law of England and Wales being clauses 5.1(d), 5.3, 6.1(b), 8.1(c) (to the extent that any claims referred to in this clause may be brought outside of the jurisdiction of England and Wales) and clause 14.2) and the fact that he will be precluded from bringing a claim against any Group Company relating to his employment or his directorships or their termination including (but not limited to) any claim for breach of contract, unfair dismissal, redundancy, equal pay, discrimination on the grounds of race, national or ethnic origins, sex, marital status, civil partnership, disability, religion or belief, sexual orientation, age, part-time or fixed-term status, victimisation, unlawful deductions from wages, claims in relation to the Working Time Regulations 1998, the Trade Union and Labour Relations (Consolidation) Act 1992, European works councils, requests for flexible working, the Protection from Harassment Act 1997, or claims that he has been dismissed or has otherwise suffered a detriment for making a qualifying and protected disclosure for the purposes of section 47B of the Employment Rights Act 1996, claims in relation to failure to provide written particulars of employment under section 1 of the Employment Rights Act 1996 (as amended), claims in relation to the right to be accompanied, the Information and Consultation of Employees Regulations 2004 and the Data Protection Act 1998,;

(c)	the solicitor who advised him holds (and held at the time the advice was given) a current practising certificate issued by the Solicitors Regulation Authority;

(d)	there is (and was at the time the advice was given) a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Executive in respect of any loss arising in consequence of the advice;

(e)	he has received satisfactory evidence of the above facts;

(f)	neither Kim Roberts nor Nabarro LLP acted for any Group Company in relation to the termination of the Executive’s employment with the Company or this agreement; and

(g)	he shall provide the Company with a letter in the form set out in schedule 2.

14.	COMPLIANCE WITH LEGISLATION

14.1	The conditions regulating compromise agreements contained in section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, Schedule 3A of the Disability Discrimination Act 1995, section 203 of the Employment Rights Act 1996, Regulation 35(2) of the Working Time Regulations 1998, section 49 of the National Minimum Wage Act 1998, Regulation 41(3) of the Transnational Information and Consultation of Employees Regulations 1999, Regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 5 of the Employment Equality (Age) Regulations 2006, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, the Data Protection Act 1998 and the Protection from Harassment Act 1997 have therefore been satisfied.

14.2	The Executive acknowledges that he will be precluded from bringing a claim against any Group Company relating to his employment or his directorships under Title VII of the Civil Rights Act of 1964 and 1991, Older Workers Benefit Protection Act (“OWBPA”), the Americans with Disabilities Act (“ADA”), the Fair Labor Standards Act (“FLSA”), the Family and Medical Leave Act (“FMLA”), the Massachusetts Minimum Fair Wages Act, the Massachusetts Payment of Wages Act, M.G.L. ch. 151B, the Massachusetts Equal Pay Act, the Massachusetts Civil Rights Act, the Massachusetts Maternity Leave Act, and any other federal, state or local statute, regulation, order or common law relating to employment, all as they have been or may be amended.

15.	REPAYMENT PROVISIONS

15.1	If the Executive:

(a)	breaches any material term or warranty of this agreement; or

(b)	raises any grievance in writing with any Group Company within four months of the Termination Date; or

(c)	commences proceedings against the Company or any Group Company in breach of this agreement then he will pay to the Company on demand an amount equivalent to, in the case of (a) above, the damages suffered by the Company as a result of the breach or, in the case of (b) or (c) above, the value of any damages, account of profits or other compensation sought by the Executive, or the amount which could be awarded in such proceedings, and in both cases the Company’s costs in connection with such breach or proceedings subject, however to a maximum of the amount of any payments made under this agreement and any such payment shall be recoverable as a debt.

16.	DISPARAGING STATEMENTS

The Executive agrees that he will not make to any third party any misleading, untrue or derogatory statements (whether orally or in writing) about any Group Company or their officers, employees, shareholders, agents or consultants and the Company agrees that it will use reasonable endeavours to ensure that officers of the Company do not make any such statements about the Executive.

17.	RESTRICTIVE COVENANTS

In consideration of the payment of £100 (subject to deductions for income tax and national insurance contributions) the Executive agrees and acknowledges that the restrictions detailed at clauses 14, 15, 16, 17 and 19.2 to 19.6 of the Service Agreement shall continue with full force and effect.

18.	WITHOUT PREJUDICE STATUS

Once executed by both parties this agreement will form an open and binding agreement notwithstanding the fact that the front sheet is marked “without prejudice” and “subject to contract”.

19.	THIRD PARTIES RIGHTS

The Contracts (Rights of Third Parties) Act 1999 shall only apply to this agreement in relation to any Group Company. No person other than the parties to this agreement and any Group Company and the directors of any Group Company shall have any rights under it and it will not be enforceable by any person other than those parties. The consent of any third party shall not be required for the variation or termination of this agreement, even if that variation or termination affects the benefit or benefits conferred on any third party.

20.	SEVERABILITY

If any provision or part of a provision of this agreement shall be or become void or unenforceable for any reason, this shall not affect the validity of that provision or any remaining provisions of this agreement in this or any other jurisdiction and the provision may be severable and if any provision would be treated as valid and effective if part of the wording was deleted, it shall apply with such modifications as necessary to make it valid and effective.

21.	ENTIRE AGREEMENT

The terms of this agreement including the documents set out in the Schedules hereto contain the entire understanding between the Executive and the Company and any Group Company with respect to the subject matter of this agreement and supersede and abrogate all (if any) other agreements, arrangements or understandings in such respect which shall be deemed terminated by mutual consent.

22.	COUNTERPARTS

This agreement may be executed by counterparts which together shall constitute one agreement. Either party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by both parties. Delivery of an executed counterpart or a signature page by e-mail or by facsimile shall take effect as delivery of an executed counterpart of this agreement. The relevant party shall give the other the original of such page as soon as reasonably practicable thereafter.

23.	GOVERNING LAW AND JURISDICTION

23.1	This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

23.2	Each of the parties to this agreement irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes which may arise out of or in connection with this agreement and, for these purposes, each party irrevocably submits to the exclusive jurisdiction of the courts of England and Wales.

IN WITNESS whereof this agreement has been executed on the date first above written.

Signed by JAMES WHITE	) )	/s/ James White

Signed by JON FAIZ KAYYEM for and on behalf of OSMETECH PLC	) )	/s/ Jon Faiz Kayyem

SCHEDULE 1

Pro Forma Reference

[to be typed on the headed notepaper of the employer]

[Name]

[Address]

PRIVATE & CONFIDENTIAL

Dear [insert name]

James White

I write further to your letter of — 200— in which you requested a reference for James White.

James joined Osmetech plc (the “Company”) on 1 October 1999 as Chief Operating Officer but was appointed as Chief Executive Officer on —.

James left the Company’s employment on 7 August 2009.

This reference is given in confidence and only for the purposes for which it was requested. Whilst it is given in good faith, it is on the strict understanding that neither the Company nor any of its officers or employees has any responsibility or liability to either the subject of this reference or its recipient, or any third party for any errors, omissions or inaccuracies in the information it contains or for any loss or damage that may result from reliance being placed upon this reference.

Yours sincerely

For and on behalf of

Osmetech plc

SCHEDULE 2

Letter from Adviser

[To be typed on the headed notepaper of Nabarro LLP]

— 2009

Dear Sirs

Osmetech plc (the “Company”) and James White (the “Executive”)

We refer to the agreement between the Company and the Executive, our client, dated — 200—, a copy of which is attached (the “Compromise Agreement”) and confirm that:

1.	Kim Roberts has given the Executive independent legal advice as to the terms and effect of the Compromise Agreement to the extent that it relates to the law of England and Wales and, in particular, that he will be precluded from bringing a claim in the Employment Tribunal against any Group Company (as defined in the Compromise Agreement) including (but not limited to) breach of contract, or under the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Employment Rights Act 1996, the Protection from Harassment Act 1997, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Transnational Information and Consultation of Employees Regulations 1999, the Employment Relations Act 1999 (as amended), the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2002, the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Flexible Working (Eligibility, Complaints and Remedies) Regulations 2002, the Flexible Working (Procedural Requirements) Regulations 2002, the Employment Equality (Religion or Belief) Regulations 2003, the Employment (Sexual Orientation) Regulations 2003 (as amended), the Employment Equality (Age) Regulations 2006, the Information and Consultation of Employees Regulations 2004, the Executive’s contract of employment or the Data Protection Act 1998. For the avoidance of doubt Kim Roberts has not provided the Executive with independent legal advice on those provisions of the Compromise Agreement which are not within the jurisdiction of England and Wales being clauses 5.1(d), 5.3, 6.1(b), 8.1(c) (to the extent that any claims referred to in this clause may be brought outside of the jurisdiction of England and Wales) and clause 14.2;

2.	Kim Roberts is a solicitor of the Supreme Court of England and Wales and holds (and held at the time the advice was given) a current practising certificate issued by the Solicitors Regulation Authority;

3.	Nabarro LLP holds, and held at the time the advice was given, a current policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Executive in respect of any loss arising in consequence of the advice; and

4.	neither Nabarro LLP nor Kim Roberts acted for any Group Company in relation to the termination of the Executive’s employment with the Company or the Compromise Agreement.

Yours faithfully

Kim Roberts

for and on behalf of

Nabarro LLP